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                                  Exhibit 99.3

  Form of Stock Purchase Agreement to be generally used in connection with the automatic grant program of the Stock Option Plan.


                                      II-4.

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                                                           NON-EMPLOYEE DIRECTOR

                                    EXHIBIT B

                                    IMP, INC.

                            STOCK PURCHASE AGREEMENT

         This Agreement is made as of this _____ day of __________, 19___ , by and between IMP, Inc., a Delaware corporation ("Company"), , the holder of a stock option under the Company's Stock Option Plan ("Optionee") and ______________, the Optionee's spouse.

     I.  EXERCISE OF OPTION

         1.1 Exercise. Optionee hereby purchases _______ shares of the Company's common stock ("Purchased Shares") pursuant to that certain option ("Option") granted Optionee on __________, 19___ ("Grant Date") under the Company's Stock Option Plan ("Plan") to purchase up to 20,000 shares of the Company's common stock ("Total Purchasable Shares") at an option price of $_____ per share ("Option Price").

         1.2 Payment. Concurrently with the delivery of this Agreement to the Secretary of the Company, Optionee shall pay the Option Price for the Purchased Shares in accordance with the provisions of the agreement between the Company and Optionee evidencing the Option ("Option Agreement") and shall deliver whatever additional documents may be required by the Option Agreement as a condition for exercise.

         1.3 Stockholder Rights. Until such time as the Company actually exercises its repurchase rights under this Agreement, Optionee (or any successor in interest) shall have all the rights of a stockholder (including voting and dividend rights) with respect to the Purchased Shares, subject, however, to the transfer restrictions of Article II.

     II. TRANSFER RESTRICTIONS

         2.1 Restriction on Transfer. Optionee shall not transfer, assign, encumber or otherwise dispose of any of the Purchased Shares which are subject to the Company's Repurchase Right under Article III. Such restrictions on transfer, however, shall not be applicable to (i) a gratuitous transfer of the Purchased Shares made to the Optionee's spouse or issue, including adopted children, or to a trust for the exclusive benefit of the Optionee or the Optionee's spouse or issue or (ii) a transfer of title to the Purchased Shares effected pursuant to the Optionee's will or the laws of intestate succession.


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         2.2 Transferee Obligations. Each person (other than the Company) to whom the Purchased Shares are transferred by means of one of the permitted transfers specified in Section 2.1 must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this Agreement and that the transferred shares are subject to the Company's Repurchase Right granted hereunder, to the same extent such shares would be so subject if retained by the Optionee.

         2.3 Definition of Owner. For purposes of Article III of this Agreement, the term "Owner" shall include the Optionee and all subsequent holders of the Purchased Shares who derive their chain of ownership through a permitted transfer from the Optionee in accordance with Section 2.1.

    III. REPURCHASE RIGHT

         3.1 Grant. The Company is hereby granted the right (the "Repurchase Right"), exercisable at any time during the sixty (60)-day period following the date the Optionee ceases for any reason to be a Board member or (if later) during the sixty (60)-day period following the execution date of this Agreement, to repurchase at the Option Price all or (at the discretion of the Company and with the consent of the Optionee) any portion of the Purchased Shares in which the Optionee has not acquired a vested interest in accordance with the vesting provisions of Section 3.3 (such shares to be hereinafter called the "Unvested Shares"). For purposes of this Agreement, the Optionee shall be considered to be a Board member for so long as the Optionee remains a member of the Company's Board of Directors or of the board of directors of any parent or subsidiary corporation of the Company.

         3.2 Exercise of the Repurchase Right. The Repurchase Right shall be exercisable by written notice delivered to the Owner of the Unvested Shares prior to the expiration of the applicable sixty (60)-day period specified in
Section 3.1. The notice shall indicate the number of Unvested Shares to be repurchased and the date on which the repurchase is to be effected, such date to be not more than thirty (30) days after the date of notice. Owner shall, prior to the close of business on the date specified for the repurchase, deliver to the Secretary of the Company the certificates representing the Unvested Shares to be repurchased, each certificate to be properly endorsed for transfer. The Company shall, concurrently with the receipt of such stock certificates, pay to Owner in cash or cash equivalents (including cancellation of any purchase-money indebtedness), an amount equal to the Option Price previously paid for the Unvested Shares which are to be repurchased.

         3.3 Termination of the Repurchase Right.

         (a) The Repurchase Right shall terminate with respect to any Unvested Shares for which it is not timely exercised under Section 3.2. In addition, the Repurchase

                                       2.


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Right shall terminate, and cease to be exercisable, with respect to any and all
Purchased Shares in which the Optionee vests in accordance with the schedule below. Accordingly, provided the Optionee continues to be a Board member, the Optionee shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, the Purchased Shares in accordance with the following provisions:

               (i) The Optionee shall not acquire any vested interest in, nor shall the Repurchase Right lapse with respect to, any Purchased Shares during the initial twelve (12)-month period measured from the Grant Date.

               (ii) Upon the expiration of the initial twelve (12)-month period, the Optionee shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, that number of Purchased Shares equal to twenty-five percent (25%) of the Total Purchasable Shares (without adjustment for shares already purchased pursuant to the Option).

               (iii) Following the expiration of such initial twelve (12) month period measured from the Grant Date, the Optionee shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, the remaining Purchased Shares in a series of thirty-six (36) consecutive monthly installments, each equal to one forty-eighth (1/48) of the Total Purchasable Shares (without adjustment for shares already purchased pursuant to the Option), with the first such installment to vest at the end of one (1) calendar month after the expiration of such initial twelve
     (12)-month period.

         Accordingly, the Repurchase Right shall lapse in its entirety, and cease to be exercisable to any extent whatsoever, upon the expiration of the four (4) year period measured from the Grant Date, provided Optionee continues to be a Board member throughout such period.

         (b) Notwithstanding the provisions of subparagraph (a) above, should one or more of the following events occur prior to Optionee's cessation of Board membership and while the Repurchase Right is outstanding, then the Repurchase Right shall terminate immediately and the Owner shall thereupon become fully vested in all of the Purchased Shares:

               (i) The death of the Optionee.

               (ii) The permanent disability of the Optionee. For this purpose, the Optionee shall be deemed to be permanently disabled if the Optionee is, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than twelve (12) months, unable to perform his/her usual duties for the Company or the parent or subsidiary corporation retaining his/her services.

                                       3.


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         3.4 Aggregate Vesting Limitation. If the Option is exercised in more than one increment so that the Optionee is a party to one or more other Stock Purchase Agreements ("Prior Purchase Agreements") which are executed prior to the date of this Purchase Agreement, then the total number of Purchased Shares as to which the Optionee shall as of any determination date be deemed to have a fully vested interest under this Agreement and all Prior Purchase Agreements shall not exceed in the aggregate the number of Purchased Shares in which the Optionee would otherwise at the time be vested, in accordance with the installment provisions of Section 3.3, had all the Purchased Shares been acquired exclusively under this Agreement.

         3.5 Fractional Shares. No fractional shares shall be repurchased by the Company. Accordingly, should the Repurchase Right extend to a fractional share (in accordance with the vesting computation provisions of Section 3.3) at the time the Optionee ceases to be an Employee, then such fractional share shall be added to any fractional share in which the Optionee is at such time vested in order to make one whole vested share no longer subject to the Repurchase Right.

         3.6 Additional Shares or Substituted Securities. In the event of any stock dividend, stock split, combination of shares, recapitalization or other transaction affecting the Company's outstanding common stock as a class without receipt of consideration, then any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which is by reason of any such transaction distributed with respect to the Purchased Shares shall be immediately subject to the Repurchase Right, but only to the extent the Purchased Shares are at the time covered by such right. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number of Purchased Shares and Total Purchasable Shares for all purposes relating to the Repurchase Right. The Company (or its successor) may require the establishment of an escrow account for any property or money (other than regular cash dividends) distributed with respect to the Purchased Shares covered by the Repurchase Right in order to facilitate the exercise of such right. Appropriate adjustments shall also be made to the price per share to be paid upon the exercise of the Repurchase Right in order to reflect the effect of any such transaction upon the Company's capital structure; provided, however, that the aggregate purchase price shall remain the same.

         3.7 Corporate Transaction/Change in Control.

         (a) In the event any of the following transactions (a "Corporate Transaction") should be effected with the affirmative vote of the Company's stockholders:

               (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated,

                                       4.


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               (ii) the sale, transfer or other disposition of all or
     substantially all of the assets of the Company, or

               (iii) any reverse merger in which the Company is the surviving entity,

then the Repurchase Right shall automatically terminate in its entirety, and the Optionee shall accordingly acquire a vested interest in the Purchased Shares, upon the consummation of such Corporate Transaction.

         (b) In the event that the following transaction (a "Change in Control") should occur while the Repurchase Right is outstanding:

               twenty-five percent (25%) or more of the Company's outstanding voting stock is acquired pursuant to a tender or exchange offer (I) which is made by a person or group of related persons other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with the Company and (II) which the Board does not recommend the stockholders to accept, then the Repurchase Right shall automatically terminate in its entirety as of the effective date of the Change in Control, and the Optionee shall accordingly acquire a vested interest in the Purchased Shares.

IV.  SPECIAL TAX ELECTION

         4.1 Section 83(b) Election. The Optionee understands that under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), the excess of the fair market value of the Purchased Shares on the date any forfeiture restrictions applicable to such shares lapse over the Option Price paid for such shares will be reportable as ordinary income at that time. For this purpose, the term "forfeiture restrictions" includes one or more of the following: (i) the right of the Company to repurchase the Purchased Shares pursuant to the Repurchase Right provided under Article III of this Agreement or (ii) the risk of forfeiture under the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934. Optionee understands that he/she may elect to be taxed at the time the Purchased Shares are acquired hereunder, rather than when and as such Purchased Shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the date of this Agreement. Even if the fair market value of the Purchased Shares at the date of this Agreement equals the Option Price paid (and thus no tax is payable), the election must be made to avoid adverse tax consequences in the future. The forms for making this election are, depending on the type of the forfeiture restriction, attached as Exhibits A(1) and A(2) hereto. Optionee understands that failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by the Optionee as the forfeiture restrictions lapse. OPTIONEE ACKNOWLEDGES THAT IT IS OPTIONEE'S SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE A TIMELY ELECTION

                                       5.


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UNDER SECTION 83(b), EVEN IF OPTIONEE REQUESTS THE COMPANY OR ITS
REPRESENTATIVES TO MAKE THIS FILING ON HIS/HER BEHALF.

     V.  GENERAL PROVISIONS

         5.1 Assignment. The Company may assign its Repurchase Right under
Article III to any person or entity selected by the Company's Board of Directors, including (without limitation) one or more stockholders of the Company other than a 10% Stockholder (as defined in Section V.1.B. of the Plan); provided, however, that such limitation shall not apply if such 10% Stockholder is the parent corporation of the Company.

         If the assignee of the Repurchase Right is other than a parent or subsidiary corporation of the Company, then such assignee must make a cash payment to the Company, upon the assignment of the Repurchase Right, in an amount equal to the excess (if any) of the fair market value of the Unvested Shares at the time subject to the Repurchase Right and the aggregate repurchase price payable for such Unvested Shares.

         5.2 Definitions. For purposes of this Agreement, the following provisions shall be applicable in determining the parent and subsidiary corporations of the Company:

               (i) Any corporation (other than the Company) in an unbroken chain of corporations ending with the Company shall be considered to be a parent corporation of the Company, provided each such corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

               (ii) Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a subsidiary of the Company, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         5.3 No Impairment of Rights. Nothing in this Agreement shall be construed to impair the Company's right to remove the Optionee from the board of directors of the Company or any parent or subsidiary corporation at any time for any reason whatsoever, with or without cause. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to remain as a Board member for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Optionee to terminate his/her Board membership at any time for any reason whatsoever, with or without cause.

                                       6.


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         5.4 Notices. Any notice required in connection with (i) the Repurchase
Right or (ii) the disposition of any Purchased Shares covered thereby shall be given in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail, registered or certified, postage prepaid and addressed to the party entitled to such notice at the address indicated below such party's signature line on this Agreement or at such other address as such party may designate by ten (10) days advance written notice under this Section
5.4 to all other parties to this Agreement.

         5.5 No Waiver. The failure of the Company (or its assigns) in any instance to exercise the Repurchase Right granted under Article III shall not constitute a waiver of any other repurchase rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Company and the Optionee. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

         5.6 Cancellation of Shares. If the Company (or its assigns) shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Purchased Shares to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the person from whom such shares are to be repurchased shall no longer have any rights as a holder of such shares (other than the right to receive payment of such consideration in accordance with this Agreement), and such shares shall be deemed purchased in accordance with the applicable provisions hereof and the Company (or its assigns) shall be deemed the owner and holder of such shares, whether or not the certificates therefor have been delivered as required by this Agreement.

         5.7 Legend. All certificates representing the Purchased Shares shall be endorsed with the following legend:

         "THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF A WRITTEN AGREEMENT, DATED ________________, 198 , BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS CERTAIN REPURCHASE RIGHTS TO THE COMPANY (OR ITS ASSIGNS) UPON THE TERMINATION OF SERVICE WITH THE COMPANY. THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

                                       7.


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     VI. MISCELLANEOUS PROVISIONS

         6.1 Optionee Undertaking. Optionee hereby agrees to take whatever additional action and execute whatever additional documents the Company may in its judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Optionee or the Purchased Shares pursuant to the express provisions of this Agreement.

         6.2 Agreement is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the express terms and provisions of the Plan.

         6.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such State, without resort to that State's conflict-of-laws rules.

         6.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         6.5 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Optionee and the Optionee's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions hereof.

         6.6 Power of Attorney. Optionee's spouse hereby appoints Optionee his or her true and lawful attorney in fact, for him or her and in his or her name, place and stead, and for his or her use and benefit, to agree to any amendment or modification of this Agreement and to execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Optionee's spouse further gives and grants unto Optionee as his or her attorney in fact full power and authority to do and perform every act necessary and proper to be done in the exercise of any of the foregoing powers as fully as he or she might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all the Optionee shall lawfully do and cause to be done by virtue of this power of attorney.

                                       8.


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         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

                                                   IMP, INC.

                                                   By
                                                     ---------------------------
                                                   Title:
                                                         -----------------------

                                           Address:
                                                   -----------------------------

                                                   -----------------------------

                                                   -----------------------------
                                                              Optionee(*/)

                                           Address:-----------------------------

                                                   ----------------------------

                                                   -----------------------------
                                                              Optionee's Spouse

                                           Address:
                                                   -----------------------------

                                                   -----------------------------
---------------------
(*/) I have received, completed, executed and retained the I.R.C. Section 83(b) election that was attached hereto as Exhibit A. As set forth in Article IV, I understand that I, and not the Company, will be responsible for completing the form and filing the election with the appropriate office of the federal and state tax authorities and that if such filing is not completed within thirty
(30) days after the date of this Agreement, I will not be entitled to the tax benefits provided by Section 83(b). I understand further that such filing should be made by registered or certified mail, return receipt requested, and that I must retain two (2) copies of the completed form for filing with my state and federal tax returns for the current tax year and an additional copy for my records.

                                       9.


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                                                               REPURCHASE RIGHTS

                                  EXHIBIT A(1)

                           SECTION 83(b) TAX ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1)      The taxpayer who performed the services is:

         Name:
         Address:

         Taxpayer Ident No.:
         Taxable Year:  Calendar Year 19  .

(2) The property with respect to which the election is being made is _______ shares of the common stock of IMP, Inc.

(3)      The property was issued on ________________, 19___.

(4) The property is subject to a repurchase right pursuant to which the issuer has the right to acquire the property at the original purchase price if for any reason taxpayer's service with the issuer is terminated. The issuer's repurchase right lapses in a series of annual and monthly installments over a four-year period ending on ______________, 19___.

(5) The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $__________ per share.

(6)      The amount paid for such property is $___________ per share.

(7) A copy of this statement was furnished to IMP, Inc. for whom taxpayer rendered the services underlying the transfer of property.

(8)      This statement is executed as of: _______________________.


____________________________                      ______________________________
       Spouse (if any)                                        Taxpayer

This form must be filed with the Internal Revenue Service Center with which taxpayer files his/her Federal income tax returns. The filing must be made within 30 days after the execution date of the Stock Purchase Agreement.


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                                                              16(b) RESTRICTIONS

                                  EXHIBIT A(2)

                           SECTION 83(b) TAX ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1)      The taxpayer who performed the services is:

         Name:
         Address:
         Taxpayer Ident No.:
         Taxable Year:  Calendar Year 19___.

(2) The property with respect to which the election is being made is _________ shares of the common stock of IMP, Inc.

(3)      The property was issued on ________________, 19___.

(4) The rights of the taxpayer in the property are subject to a substantial risk of forfeiture under Section 16(b) of the Securities Exchange Act of 1934. Such restriction lapses on ______________, 19__.

(5) The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $_________ per share.

(6)      The amount paid for such property is $                per share.

(7) A copy of this statement was furnished to IMP, Inc. for whom taxpayer rendered the services underlying the transfer of property.

(8)      This statement is executed as of: _______________________.


____________________________                      ______________________________
       Spouse (if any)                                        Taxpayer

This form must be filed with the Internal Revenue Service Center with which taxpayer files his/her Federal income tax returns. The filing must be made within 30 days after the execution date of the Stock Purchase Agreement.